Exhibit 10.1

[Mission Community Bancorp Letterhead]

October 21, 2013

James W. Lokey

2490 Nightshade Place

Arroyo Grande, CA 93420

Re:                             Employment Agreement

Dear Jim:

This letter will constitute our agreement (“Agreement”) respecting your continued employment as Chairman of the Board of Directors and Chief Executive Officer of Mission Community Bancorp (“Company”) pending completion of the merger (“Merger”) of the Company with Heritage Oaks Bancorp (“HEOP”) as contemplated by the Agreement and Plan of Merger between the Company and HEOP, dated October 21, 2013 (the “Merger Agreement”).  This Agreement has been approved by both the Board of Directors and its Compensation Committee.

Position:	Chairman of the Board of Directors and Chief Executive Officer of Mission Community Bancorp

Reporting to:	The Board of Directors of Mission Community Bancorp

Effective Date:	The date of this letter

Base Salary:	$250,000 per annum

Bonus:

In recognition of your service to the Company during 2013, including prior service under your prior employment agreement dated July 1, 2010 (“Prior Employment Agreement”), you will be paid a bonus of $30,000 payable on the earlier of January 1, 2014 or the date of completion of the Merger.

Merger Bonus:

Immediately prior to completion of the Merger, you will be paid a merger bonus of $250,000 for the services rendered in connection with the Merger (“Merger Bonus”). You will not be entitled to the Merger Bonus if (a) the closing of the Merger does not occur by October 21, 2014, unless the time for closing is extended by agreement of HEOP and the Company, (b) you resign your employment as Chairman of the Board and Chief Executive Officer prior to the closing of the Merger, (c) your employment is terminated for “cause” prior to the closing of the Merger, under the definition of cause set forth in the Prior Employment Agreement , or (d) the Merger Agreement is terminated in accordance with its terms or is otherwise abandoned. Upon any event described in (a) through (d) of the preceding sentence, this Agreement will terminate immediately and you will only be entitled to such benefits, including stock options, as shall have accrued or vested prior to such termination date.

Additional Benefits:	• Eligibility to participate in 401(k) and Profit Sharing Plan • Four weeks paid vacation • Customary holiday pay, sick leave and personal choice days • Customary insurance benefits

Term:	From the effective date until closing of the Merger

We look forward to continuing to work with you toward the closing of the Merger.

Please acknowledge your receipt of this letter and your agreement to its terms by signing an enclosed copy of this letter and returning it to me.

Very truly yours,

/s/ William B. Coy

William B. Coy
Vice Chairman of the Board

Accepted:

/s/ James W. Lokey

James W. Lokey

Dated: October 21, 2013